Amendment to
Curian/AQR Risk Parity Fund Ltd.
Investment Sub-Advisory Agreement Between Curian Capital, LLC and
AQR Capital Management, LLC

This Amendment is made by and between Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”).

Whereas, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of June 25, 2013, effective September 16, 2013 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the Curian/AQR Risk Parity Fund Ltd. (the “Fund”).

Whereas, the parties have agreed to amend Section 11. “Duration and Termination,” of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

Delete Section 11. “Duration and Termination” in its entirety, and replace it with the following:

11.         Duration and Termination.  The Agreement will become effective as to a Fund upon execution or, if later, on the date that initial capital for such Fund is first provided to it and, unless sooner terminated as provided herein, will continue in effect through December 31, 2014 with regard to all Fund(s) covered by this Agreement.  Thereafter, if not terminated as to a Fund, this Agreement will continue from year to year through December 31st for each Fund covered by this Agreement, provided that such continuation is specifically approved at least annually by the Board of Directors. Notwithstanding the foregoing, this Agreement may be terminated as to a Fund at any time, without the payment of any penalty, on sixty days’ written notice by the Adviser, or on sixty days’ written notice by the Sub-Adviser.  This Agreement will immediately terminate in the event of its assignment.  Sections 9 and 10 herein shall survive the termination of this Agreement.

In Witness Whereof, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of December 13, 2013, effective as of December 3, 2013.

Curian Capital, LLC		AQR Capital Management, LLC

By:	/s/ Michael A. Bell	By:	/s/ Brendan R. Kalb
Name:	Michael A. Bell	Name:	Brendan R. Kalb
Title:	President and Chief Executive Officer	Title:	General Counsel